FOR IMMEDIATE RELEASE

Contact: Rich Cleys

Chief Financial Officer

ScanSource, Inc.

864 286-4358

ScanSource Posts Quarterly Sales

GREENVILLE, SC- January 8, 2010--ScanSource, Inc. (NASDAQ: SCSC), a leading value-added distributor of AIDC (automatic identification and data capture), point of sale, communications and physical security products for the reseller market, today announced that sales results for its quarter ended December 31, 2009 are expected to be in the range of $537 million to $547 million, compared to $477 million for the same period one year ago. Included in the range for the current quarter are revenues generated from the acquisition of the assets of Algol Europe, GmbH, which the Company acquired on November 30, 2009. As noted in a November 4th press release, our acquisition of Algol Europe, now ScanSource Communications Europe, is a key step in our strategy to become a pan-European distributor of communication products. The ScanSource Communications management team is investing in programs, people and financial resources to expand the reseller market for communication solutions. Further, our December results will include expenses associated with the Algol acquisition. On our January 28, 2010 quarter-end conference call, ScanSource executives will provide sales results by geographies and product areas, net earnings, and a forecast for the following quarter.

Today's release reflects ScanSource's normal reporting practice whereby quarterly sales results are disclosed in a release at a practicable date soon after quarter-end. At this reporting interval, ScanSource does not comment on gross margin, the mix of its sales by business unit, or any other information that would be necessary to draw conclusions regarding net income and earnings per share.

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ: SCSC) is a leading international distributor of specialty technology products for resellers in North America, Latin America and Europe.

ScanSource POS & Barcoding delivers AIDC and POS solutions; Catalyst Telecom and ScanSource Communications provide voice, video and converged communications equipment; and ScanSource Security offers physical security solutions. Founded in 1992, the company ranks #854 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

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